Exhibit 99.1

CONTACT:	John Hyre, Investor Relations
Commercial Vehicle Group, Inc.
(614) 289-5157
FOR IMMEDIATE RELEASE
COMMERCIAL VEHICLE GROUP REPORTS
SECOND QUARTER 2010 RESULTS
NEW ALBANY, OHIO, August 4, 2010 — Commercial Vehicle Group, Inc. (Nasdaq: CVGI) today reported revenues of $142.3 million for the second quarter of 2010, compared to revenues of $103.5 million for the second quarter of 2009. Operating income for the second quarter of 2010 was $2.6 million compared to an operating loss of ($22.2) million for the second quarter of 2009. Net income was $0.7 million for the quarter, or $0.02 per diluted share, compared to a net loss of ($22.5) million, or ($1.04) per diluted share, in the prior-year quarter. Fully diluted shares outstanding for the quarter were 28.0 million compared to 21.7 million for the prior-year period.
Included in the Company’s results for the quarter was approximately $1.4 million of restructuring expense related to the closure of its Norwalk, Ohio facility. Excluding this restructuring expense, the Company’s operating income was approximately $4.0 million for the quarter. The Company also recorded other income of $1.3 million, primarily related to the gain on the mark to market of its foreign exchange currency contracts.
“We are pleased to see signs of recovery in our end markets and the benefits of our profit improvement initiatives, which are reflected in our positive results,” said Mervin Dunn, President and Chief Executive Officer of Commercial Vehicle Group. “With many of our key end markets showing positive trends in the last few quarters, we are optimistic about our longer-term opportunities,” added Mr. Dunn.
Revenues for the quarter compared to the prior-year period increased by approximately $38.8 million, or 37.5%, due primarily to the increase in the Company’s OEM truck, construction and military end markets and operating income for the quarter increased by approximately $24.8 million compared to the prior-year period. Excluding restructuring charges of $1.4 million in the second quarter of 2010 and $0.2 million in the second quarter of 2009 as well as intangible and long-lived asset impairment charges of $7.0 million and $3.4 million, respectively, in the second quarter of 2009, operating income for the quarter compared to the prior-year period increased by approximately $15.6 million.
The Company reported a positive cash balance of $52.4 million as of June 30, 2010 and had zero funds borrowed under its revolving credit facility.
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“Our financial achievements through the second quarter of 2010 are positive. Excluding non-recurring items such as restructuring charges and asset impairments, our quarterly operating income improved approximately $15.6 million on $38.8 million of incremental revenues versus last year. This marks our fifth consecutive quarter of operating income improvement when excluding one-time adjustments such as restructuring and impairment charges, and we are extremely pleased with these trends,” said Chad M. Utrup, Chief Financial Officer of Commercial Vehicle Group. “As a result of the financial successes we have achieved over the past year, combined with our significant improvement in cash and liquidity, we feel we are in a strong position as we move forward,” added Mr. Utrup.
The Company currently expects North American class 8 production units in the range of 150 thousand to 155 thousand for the full year 2010 and approximately 220 to 230 thousand units for 2011. The Company is not providing revenue or earnings estimates; however, it does not expect to be required to comply with any financial covenant requirements for the full year 2010 at this time.
A conference call to review second quarter results is scheduled for Thursday, August 5, 2010, at 10:00 a.m. ET. To participate, dial (888) 680-0879 using access code 99522998. You can pre-register for the conference call and receive your pin number at:
https://www.theconferencingservice.com/prereg/key.process?key=PKJNVQFEC
This call is being webcast by Thomson/CCBN and can be accessed at Commercial Vehicle Group’s Web site at www.cvgrp.com.
A replay of the conference call will be available for a period of two weeks following the call. To access the replay, dial (888) 286-8010 using access code 85301162.
About Commercial Vehicle Group, Inc.
Commercial Vehicle Group is a leading supplier of fully integrated system solutions for the global commercial vehicle market, including the heavy-duty truck market, the construction and agriculture markets and the specialty and military transportation markets. The Company’s products include static and suspension seat systems, electronic wire harness assemblies, controls and switches, structures and components, interior trim systems (including instrument panels, door panels, headliners, cabinetry and floor systems), mirrors and wiper systems specifically designed for applications in commercial vehicles. The Company headquartered in New Albany, OH has operations throughout North America, Europe and Asia. Information about the Company and its products is available on the internet at www.cvgrp.com.
Forward-Looking Statements
This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. In particular, this press release may contain forward-looking statements about Company expectations for future periods with respect to North American class 8 production levels, the Company’s financial covenant compliance, the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) general economic or business conditions affecting the markets in which the Company serves; (ii) the Company’s ability to develop or successfully introduce new products; (iii) risks associated with conducting business in foreign countries and currencies; (iv) increased competition in the heavy-duty truck market; (v) the impact of changes in governmental regulations on the Company’s customers or on its business; (vi) the loss of business from a major customer or the discontinuation of particular commercial vehicle platforms; (vii) the Company’s ability to obtain future financing due to changes in the lending markets or its financial position; and (viii) various other risks as outlined under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for fiscal year ending December 31, 2009. There can be no assurance that statements made in this press release
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relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.
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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	(In thousands, except per share		(In thousands, except per share
	amounts)		amounts)
REVENUES	$142,349	$103,503	$288,756	$212,033

COST OF REVENUES	124,593	104,592	254,108	216,371

Gross Profit (Loss)	17,756	(1,089)	34,648	(4,338)

SELLING, GENERAL AND ADMINISTRATIVE	13,668	10,366	26,879	23,709
EXPENSES

AMORTIZATION EXPENSE	60	97	120	194

INTANGIBLE ASSET IMPAIRMENT	—	7,000	—	7,000

LONG-LIVED ASSET IMPAIRMENT	—	3,445	—	3,445

RESTRUCTURING COSTS	1,410	235	1,410	1,947

Operating Income (Loss)	2,618	(22,232)	6,239	(40,633)

OTHER INCOME	(1,281)	(3,505)	(2,740)	(8,397)

INTEREST EXPENSE	3,907	3,666	8,421	7,310

LOSS ON EARLY EXTINGUISHMENT OF DEBT	—	—	—	795

(Loss) Income Before (Benefit)	(8)	(22,393)	558	(40,341)
Provision for Income Taxes

(BENEFIT) PROVISION FOR INCOME TAXES	(701)	120	(811)	1,576

NET INCOME (LOSS)	$693	$(22,513)	$1,369	$(41,917)

INCOME (LOSS) PER COMMON SHARE:
Basic	$0.03	$(1.04)	$0.05	$(1.93)

Diluted	$0.02	$(1.04)	$0.05	$(1.93)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	27,214	21,747	24,973	21,747

Diluted	27,973	21,747	25,820	21,747

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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2010	2009
	(Unaudited)	(Unaudited)
	(In thousands, except share
	and per share amounts)
ASSETS
CURRENT ASSETS:
Cash	$52,371	$9,524
Accounts receivable, net	75,285	74,063
Inventories, net	62,950	58,051
Prepaid expenses and other, net	13,796	26,781

Total current assets	204,402	168,419

PROPERTY, PLANT AND EQUIPMENT, net	56,282	62,315
INTANGIBLE ASSETS, net	3,968	4,087
OTHER ASSETS, net	12,254	15,688

TOTAL ASSETS	$276,906	$250,509

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$58,262	$59,657
Accrued liabilities, other	34,940	32,977

Total current liabilities	93,202	92,634

LONG-TERM DEBT	164,765	162,644
PENSION AND OTHER POST-RETIREMENT BENEFITS	25,410	26,915
OTHER LONG-TERM LIABILITIES	3,907	6,081

Total liabilities	287,284	288,274

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ DEFICIT:
Preferred stock $.01 par value; 5,000,000 shares authorized; 27,339,930 and 22,070,531 shares issued and outstanding, respectively	274	221
Treasury stock purchased from employees; 130,674 shares, respectively	(1,090)	(1,090)
Additional paid-in capital	214,016	186,291
Retained loss	(198,477)	(199,846)
Accumulated other comprehensive loss	(25,101)	(23,341)

Total stockholders’ deficit	(10,378)	(37,765)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$276,906	$250,509

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